EXHIBIT 99.1

                                                Investor Contact:  Lauren Felice
[LOGO OMITTED]                                                 RFBinder Partners
SMITH & WOLLENSKY                                            Phone: 212-994-7541
                                               Email: lauren.felice@rfbinder.com


            Smith & Wollensky Announces Second Quarter Sales Increase


New York, July 7, 2003 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq:
SWRG) today announced increased sales for the second quarter and the fiscal month of June 2003.

Total owned restaurant sales for the quarter ended June 30, 2003 were approximately $23.6 million, a 26.1% increase from the second quarter a year ago. Comparable owned restaurant sales rose 11.4% from the second quarter of 2002. For the five-week June fiscal month, total owned restaurant sales increased 32.4% from the five weeks of June 2002, with comparable units up 20.4%. In part, the strong increases reflect comparisons with periods a year ago in which economic conditions were still very challenging, particularly in the New York metropolitan area, as a result of the September 11, 2001 terrorist attacks.

The Company also noted, based on preliminary data, that its profitability for the quarter was affected by the continuing high cost of beef. Although the Company purchases no Canadian beef, the ban on Canadian imports has tightened overall U.S. beef supplies.

Chairman and CEO Alan Stillman said, "Overall we are very pleased with our strong sales for the full second quarter and for June, which represents our 12th consecutive month of comparable unit sales increases. Sales trends at our new Dallas restaurant, which opened in March, remained very encouraging in its first full quarter of operations. Work is continuing on our second Smith & Wollensky restaurant in Texas, which we expect to open in Houston during the fourth quarter."

The Company plans to report its complete financial results for the second quarter and first six months of 2003 in early August.


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About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus and Dallas. SWRG also operates seven other restaurants in New York and Chicago, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Mrs. Park's Tavern, ONEc.p.s., Park Avenue Cafe and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



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